Exhibit 99.1

News Release

WILLIAM (“BILL”) WAGNER APPOINTED TO
AVERY DENNISON BOARD OF DIRECTORS

MENTOR, Ohio — October 31, 2022 — Avery Dennison Corporation (NYSE: AVY) today announced that its board of directors has appointed William (“Bill”) Wagner a director, effective October 27, 2022.

Wagner, 55, is the retired president and CEO of GoTo Group, a global SaaS company and pioneer in remote work technology and IoT, with $1.3 billion in fiscal 2021 revenues.

“We are extremely pleased to welcome Bill to our board,” said Patrick Siewert, lead independent director and chair of the Governance Committee of the Board of Directors, Avery Dennison. “He is an accomplished technology leader with a proven track record of driving innovation and growth.”
“Bill brings deep expertise through his leadership and experience with emerging digital technologies,” added Mitch Butier, chairman of the Board and CEO, Avery Dennison. “His knowledge will be invaluable to Avery Dennison, particularly as we continue to grow our Intelligent Labels platform.”

Wagner joined GoTo Group, formerly known as LogMeIn, Inc., as chief operating officer in 2013 from Vocus, Inc. where he was executive vice president and chief operating officer. As part of his three decades in the technology industry, he previously served in positions at Fiberlink Communications Corporation and AT&T Corporation.

Wagner has an MBA from the Wharton School of the University of Pennsylvania, as well as a BA from Lafayette College.

###

About Avery Dennison
Avery Dennison Corporation (NYSE: AVY) is a global materials science company specializing in the design and manufacture of a wide variety of labeling and functional materials. The company’s products, which are used in nearly every major industry, include pressure-sensitive materials for labels and graphic applications; tapes and other bonding solutions for industrial, medical, and retail applications; tags, labels and embellishments for apparel; and radio frequency identification (RFID) solutions serving retail apparel and other markets. The company employs approximately 36,000 employees in more than 50 countries. Reported sales in 2021 were $8.4 billion. Learn more at www.averydennison.com.

Media Contacts

John Eble
Senior Director, Investor Relations, Avery Dennison
john.eble@averydennison.com

Kristin Robinson
Vice President, Global Communications, Avery Dennison
kristin.robinson@averydennison.com